Exhibit 99 to Hancock Holding Company Form 8-K

                             HANCOCK HOLDING COMPANY

FOR IMMEDIATE RELEASE                 FOR MORE INFORMATION
August 18, 1998                            Leo W. Seal, Jr.
                                           President and Chief Executive Officer
                                           Carl J. Chaney
                                           Chief Financial Officer
                                           (228) 868-4727
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             HANCOCK HOLDING COMPANY ANNOUNCES TERMINATION OF LOUISIANA
                                  MERGER

GULFPORT, MS --- On April 14, 1998, Hancock Holding Company (Hancock) entered into an agreement for the acquisition of American Security Bancshares of Ville Platte, Inc. (American Security), Ville Platte, Louisiana, and its subsidiary, American Security Bank (ASB). On June 17, 1998, Hancock was notified that ASB had failed to renew a lease of one of its branch locations, which accounted for approximately 17% of its total deposits and approximately 32% of its total loans at March 31, 1998.

        Hancock determined that American Security would not be able to comply with the terms of the agreement, due in part to the loss of the lease by American Security. Hancock began discussions with American Security to determine a solution to resolve these issues, including a possible mutual termination of the agreement.

        On July 27, 1998, American Security filed a lawsuit against Hancock seeking, among other things, specific performance of the merger agreement. American Security asserts that Hancock does not have the right to terminate the agreement and that Hancock has breached the agreement by asserting that it is terminated.

        Hancock denies the assertions and intends to vigorously pursue all remedies available to it. However, there can be no assurance that Hancock will prevail in such litigation.

        The parent company of Hancock Bank Mississippi and Hancock Bank of Louisiana, Hancock Holding Company operates 80 full-service offices and over 100 automated teller machines through banks in South Mississippi and Louisiana. Company subsidiaries include Hancock Mortgage Corporation, Harrison Finance Company and Hancock Investment Services, Inc.

        Hancock Holding Company (NASDAQ/NMS:HBHC) common stock is listed on the Nasdaq Stock Market, Inc., under the symbol HBHC and in the Nasdaq newspaper quotations under the abbreviation HancHd.